INTERNATIONAL TOWER HILL MINES LTD.

2010 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Shangri-La Hotel Barnard & Library Rooms (Reception to follow) 1128 West Georgia Street Vancouver, BC V6E 0A8
Time:	2:30 p.m. (Vancouver time)
Date:	Tuesday, November 16, 2010

INTERNATIONAL TOWER HILL MINES LTD.

CORPORATE DATA	Head Office Suite 1920, 1188 West Georgia Street Vancouver, B.C. V6E 4A2

Directors and Officers
Hendrik Van Alphen, Director & Chair
Anton J. Drescher, Director
Rowland Perkins, Director
Ronald Sheardown, Director
Michael Bartlett, Director
Steven Aaker, Director
Timothy Haddon, Director
Daniel Carrier, Director
Jeffrey A. Pontius, President and Chief Executive Officer
Russell Myers, Vice President – Exploration
Carl Brechtel – Chief Operating Officer
Lawrence Talbot, Vice President & General Counsel
Quentin Mai, Vice President – Corporate Communications
Michael Kinley, Chief Financial Officer
Marla Ritchie, Corporate Secretary

Registrar and Transfer Agent Computershare Investor Services Inc. 510 Burrard Street, 3rd Floor, Vancouver, B.C. V6C 3B9
Legal Counsel (Canada) Gowling Lafleur Henderson LLP 2300 – 1055 Dunsmuir Street Vancouver, B.C. V7X 1J1
Auditor MacKay LLP, Chartered Accountants 1100 – 1177 West Hastings Street Vancouver, B.C. V6E 4T5
Listing Toronto Stock Exchange NYSE Amex Symbol "ITH" Symbol "THM" Frankfurt Stock Exchange Symbol "IW9"

INTERNATIONAL TOWER HILL MINES LTD.
Suite 1920, 1188 West Georgia Street
Vancouver, BC   V6E 4A2
Tel:  604.683-6332
Fax:  604.408-7499

INFORMATION CIRCULAR
For the Annual General Meeting to be held on November 16, 2010
(information is as at October 12, 2010, except as indicated)

This Information Circular is dated October 12, 2010 ("Information Circular") and is being is furnished in connection with the solicitation of proxies by the management of INTERNATIONAL TOWER HILL MINES LTD. (the "Company") for use at the 2010 annual general meeting (the "Meeting") of shareholders to be held on Tuesday, November 16, 2010 at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, you may revoke an executed and deposited proxy by (a) except to the extent otherwise noted on such later proxy, signing new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies, (b) signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy) and either depositing it at the place and within the time required for the deposit of proxies or with the Chairman of the Meeting on the day of the Meeting prior to the commencement of the Meeting, or (c) registering with the Scrutineer at the Meeting as a registered shareholder present in person, whereupon any proxy executed and deposited by such registered shareholder will be deemed to have been revoked.

Only registered shareholders have the right to revoke a proxy.  If you are not a registered shareholder and you wish to change your vote you must, at least seven days before the Meeting, arrange for the intermediary which holds your common shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by Management.  Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made, without special compensation, by regular officers and employees.  The Company may reimburse shareholders' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute proxies.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.  None of the directors have advised that they intend to oppose any action intended to be taken by management as set forth in this Information Circular.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

PROXY INSTRUCTIONS

The persons named in the accompanying proxy are current directors and/or officers of the Company.  If a shareholder wishes to appoint some other person (who need not be a shareholder) to represent that shareholder at the Meeting the shareholder may do so, either by striking out the printed names and inserting the desired person's name in the blank space provided in the proxy or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company's transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, CANADA  M5J 2Y1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or, with respect to any matter occurring after the reconvening of any adjournment of the Meeting, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of recommencement of such adjourned Meeting.  Proxies delivered after such times will not be accepted.

To be valid, the proxy must be dated and be signed by the shareholder or by a duly appointed attorney for such shareholder, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.  If a proxy is signed by a person other than the registered shareholder, or by an officer of a registered corporate shareholder, the Chairman of the Meeting may require evidence of the authority of such person to sign before accepting such proxy.

THE SHARES REPRESENTED BY PROXY WILL, ON A POLL, BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY.

ON A POLL, IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE SECURITIES REPRESENTED BY THE PROXY AS RECOMMENDED BY MANAGEMENT (WHICH, IN THE CASE OF THE MEETING, WILL BE IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS).

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and which may properly come before the Meeting.  At the time of the printing of this Information Circular, management knows of no such amendment, variation or other matter which may be presented to the Meeting.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders for registered shareholders are permitted to vote at the Meeting.  Most of the shareholders of the Company are "non-registered" shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  More particularly, a person is not a registered shareholder in respect of shares of the Company which are held on behalf of that person (the "Non-Registered Holder") but which are registered either (a) in the name of an intermediary (the "Intermediary") that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIF's, RESP's and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, Information Circular and proxy (collectively referred to as the "Meeting Material") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Material to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Material to Non-Registered Holders.  Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Material you will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete.  Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it.  In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and deposit it with the Company's Registrar and Transfer Agent, Computershare Investor Services Inc., as provided above; or

(b)

more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy", "proxy authorization form" or "voting instruction form") which the Intermediary must follow.  Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page printed form, the proxy authorization form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information.  In order for the proxy to validly constitute a proxy authorization form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company (not the Company or Computershare Investor Services Inc.) in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own.  If you are a Non-Registered Holder and you wish to vote at the Meeting in person as proxyholder for the shares owned by you, you should strike out the names of the management designated proxy holders named in the proxy authorization form or voting instruction form and insert your name in the blank space provided.  In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the current directors or executive officers, no proposed nominee for election as a director, none of the persons who have been directors or executive officers since the commencement of the last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of 500,000,000 common shares without par value.  As at October 12, 2010, 67,643,155 common shares without par value were issued and outstanding.  Each issued common share carries the right to one vote at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a registered shareholder or as a representative of one or more registered corporate shareholders will have one vote (regardless of how many shares such shareholder holds), and on a poll every shareholder present in person or represented by a valid proxy and every person who is a representative of one or more corporate shareholders will have one vote for each share registered in that shareholder's name on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

Only shareholders of record on the close of business on October 12, 2010 (the "Record Date"), who either personally attend the Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the heading "Proxy Instructions" will be entitled to have their shares voted at the Meeting or any adjournment thereof.

To the knowledge of the Company's directors and officers, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or discretion over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Name of Shareholder	Number of Shares	Percentage of Issued and Outstanding
Tocqueville Asset Management, L.P.(1)	8,011,662	11.84%
AngloGold Ashanti (U.S.A.) Exploration Inc.(2)	8,812,794	13.07%

(1)

Tocqueville Asset Management, L.P. ("TAM") is the investment advisor of a number of investment funds and managed accounts of private clients and institutional groups (collectively, the "Accounts").  TAM does not itself own any securities of the Company, but has authority to exercise control or direction over certain securities of the Company as the investment advisor of the Accounts.  The number of shares reported is based upon an Early Warning Report under NI 62-103 filed by TAM on SEDAR and dated June 14, 2010.  No further Early Warning Reports have been filed by TAM since that time.

(2)

AngloGold Ashanti (U.S.A.) Exploration Inc. is an indirect wholly owned subsidiary of AngloGold Ashanti Limited, a South African public company whose securities are listed on the New York, Johannesburg, Ghanaian, London and Australian Stock Exchanges as well as the Paris and Brussels bourses.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the fiscal year ended May 31, 2010, and the accompanying management discussion and analysis, were filed on SEDAR on August 27, 2010 and have been mailed to all registered and beneficial shareholders who had requested them by returning the "Annual/Interim Financial Statement and MD&A Request Form" mailed by the Company as part of its 2009 annual general meeting materials.  If you wish to receive either or both of the annual audited financial statements and interim financial statements and accompanying MD&A for the 2011 fiscal year (which commenced on June 1, 2010), you must complete and return the "Annual/Interim Financial Statement and MD&A Request Form" accompanying this Information Circular.

ELECTION OF DIRECTORS

Election of Directors

There are presently eight directors of the Company.  Messrs. Bartlett and Perkins have advised that they do not intend to stand for re-election at the 2010 AGM.  Accordingly, Management intends to place before the meeting for approval, with or without modification, a resolution fixing the number of directors for the time being at six.  It is therefore anticipated that there will be six directors to be elected at the Meeting.

Each director is elected annually and holds office until the next annual meeting of shareholders, unless that person ceases to be a director before then.  In the absence of instructions to the contrary, the shares represented by proxies will, on a poll, be voted in favour of the nominees herein listed.  Management does not contemplate that any of the nominees will be unable to serve as a director.

The following table sets out the names of management's nominees for election as directors, their province/state and country of residence, the positions and offices which they presently hold with, the length of time they have served as directors, their respective principal occupations or employments during the past five years and the number of shares which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

Name, Province/State and Country of Residence and Other Positions, if any, held with the Company	Date First Became a Director	Number of Shares Beneficially Owned Directly or Indirectly(1)
Anton J. Drescher(2)(4)(5)(7) British Columbia, Canada Director	October 1, 1991	539,218
Hendrik Van Alphen(5)(6) British Columbia, Canada Director and Chair	September 22, 2006	1,106,500
Ronald Sheardown(2)(3)(7) Alaska, U.S.A. Director	May 23, 2007	110,000
Steven Aaker(3)(6)(7) Oregon, U.S.A. Director	March 12, 2009	Nil
Timothy Haddon(6) Colorado, U.S.A. Director	April 14, 2010	Nil
Daniel Carriere(6) British Columbia, Canada Director	April 14, 2010	100,000

(1)

The foregoing information as to province/state and country of residence and number of shares held, not being within the knowledge of the Company, has been furnished by the respective nominees themselves.

(2)

Member of Audit Committee.

(3)

Member of the Compensation Committee.

(4)

Member of the Corporate Governance and Nominating Committee

(5)

Member of the Sustainable Development Committee.

(6)

Member of the Mergers and Acquisitions Committee.

(7)

Member of the Special Committee.

There is no executive committee of the board of directors.

Unless otherwise stated, each of the below-named nominees has held the principal occupation or employment indicated for the past five years (information provided by the respective nominees):

Hendrik Van Alphen (Director, Chair) - Mr. Van Alphen has been in the mining business for over 25 years, first as an exploration drilling contractor then, as President of Pacific Rim Mining Corp., he laid the foundation for Pacific Rim becoming a successful South American-based resource company.  Mr. Van Alphen has, since 1999, been a director and the President of Cardero Resource Corp., a public mineral exploration company trading on the Toronto, NYSE Amex and Frankfurt Stock Exchanges.  He is presently also the President (since 2006) and a director of Wealth Minerals Ltd., a director of Ethos Capital Corp. (since 2009) and Balmoral Resources Ltd. (since 2010), all companies listed on the TSXV.

Anton J. Drescher (Director) – Mr. Drescher ceased to act as President and CEO of the Company on September 22, 2006.  Mr. Drescher has been Chief Financial Officer and a director of USA Video Interactive Corp., a public company listed for trading on the TSXV and the OTC Bulletin Board, since December 1994, which company is involved in streaming video and video-on-demand.  He has also been a director of Dorato Resources Inc., a public mineral exploration company listed on the TSXV, since 1996; President of Westpoint Management Consultants Limited, a private company engaged in tax and accounting consulting for business reorganizations since 1979; and President of Harbour Pacific Capital Corp., a private British Columbia company involved in regulatory filings for businesses in Canada, since 1998; and a director of Trevali Resources Corp., a public natural resource company listed on the TSX, since 2007 and the president and a director of Ravencrest Resources Inc. since 2007.  Mr. Drescher has been a Certified Management Accountant since 1981.

Ronald Sheardown (Director) – Mr. Sheardown is the president of Greatland Exploration, Ltd. and has been involved in Alaskan and Canadian exploration for over 50 years, with discoveries such as the co-discovery (with Murray Watts) of the Mary River Iron Ore Deposit of Baffinland Iron Mines Limited to his credit.  In addition, Mr. Sheardown was part of the team that discovered the Asbestos Hill and Raglan deposits in Quebec and the Black Angel mine in Greenland.  More recently, he has served as a technical advisor to Rudnik Matrosova (a division of Norilsk Nickel) on the development of the Natalka deposit in eastern Russia.  Mr. Sheardown has also held a number of important positions within the State of Alaska and various mining related organizations.

Steven Aaker (Director) – Mr. Aaker has more than 30 years' experience in the mining industry, including 18 years association with the Franco-Nevada royalty portfolio, and served as Group Executive for Newmont Capital Limited from 2002 to 2007.  Prior to the acquisition of Franco-Nevada Mining Company Limited (Old Franco-Nevada) by Newmont Mining Company in 2002, Mr. Aaker served as Vice President for Old Franco-Nevada, Euro-Nevada Mining Corp. Ltd. and Redstone Resources Inc., based in Reno, Nevada.  Mr. Aaker has been associated with the majority of the U.S. acquisitions made by those companies.  Prior to joining Old Franco-Nevada, Mr. Aaker was an independent geological consultant.  Mr. Aaker holds a Bachelor's degree in geology from the University of Colorado.

Timothy Haddon (Director) – Mr. Haddon is the President of International Natural Resource Management Co., a mining industry consulting service provider and investor.  He is a graduate of the Colorado School of Mines and a seasoned mining engineer with over 35 years of international mining and business experience.  He spent 23 years working for Texasgulf and Amax with responsibilities in Africa,

Australia, Southeast Asia and North and South America.  Mr. Haddon was Chief Executive Officer of Amax Gold from 1989 to 1993, a global mining company with operations in New Zealand and North and South America which was ultimately acquired by Kinross Gold Corporation in 1998.  He was a co-founder of First Dynasty Mines in 1994, and President and Chief Executive Officer of Archangel Diamond Corporation from 1997 to 2002.  He currently serves as Chairman of Anatolia Minerals Development Ltd. (TSX), a company with significant gold exploration and early stage production operations in Turkey, as the lead director for Thompson Creek Metals Inc. (NYSE/TSX), a molybdenum producer with mines in the USA and Canada, and as a director on a select number of private boards.

Daniel Carriere – Mr. Carriere was a founding partner and significant shareholder, as well as the Senior Vice President responsible for corporate development and investor and shareholder relations, of Corriente Resources Inc. (TSX) from 1992 until the sale of Corriente to CRCC-Tongguan Investment (Canada) Co., Ltd. (owned jointly by Tongling Nonferrous Metals Group Holdings Co., Ltd. and China Railway Construction Corporation Limited) for approximately $678 million in mid-2010.  During the past 20 years, Mr. Carriere has been instrumental in the development and financing of small to medium capitalized companies, both private and public, in Canada and the USA.  Mr. Carriere was also a Director of ID Biomedical Corporation and was a significant shareholder in ID Biomedical since the Company's initial public offering in 1991 and its growth from an initial $3 million market capitalization to $1.7 billion, the value of the company's takeover offer from Glaxo Smith Kline plc in 2005.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

No proposed director is, as at the date of this Information Circular, or has been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)

was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term "order" means:

(a)

a cease trade order;

(b)

an order similar to a cease trade order; or

(c)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.

No proposed director:

(a)

is, as at the date of this information circular, or has been within the ten years before the date of this information circular, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this information circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

3.

No proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed director.

EXECUTIVE COMPENSATION

Definitions

For the purpose of this Information Circular:

"Board" means the board of directors of the Company;

"Chief Executive Officer" or "CEO" means each individual who served as chief executive officer or acted in a similar capacity during the most recently completed financial year;

"Chief Financial Officer" or "CFO" means each individual who served as chief financial officer or acted in a similar capacity during the most recently completed financial year;

"closing market price" means the price at which the company's security was last sold, on the applicable date, in the security's principal marketplace in Canada;

"equity incentive plan" means an incentive plan, or portion of an incentive plan, under which awards are granted and that falls within the scope of section 3870 of the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time;

"executive officer" means an individual who is:

(a)

a chair, vice-chair or president,

(b)

 a vice-president in charge of a principal business unit, division or function including, sales, finance or production, or

(c)

performing a policy-making function in respect of the Company;

"long-term incentive plan" or "LTIP" means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

"Named Executive Officers" or "NEO's" means the following individuals:

(d)

each CEO;

(e)

each CFO;

(f)

each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year and whose total compensation was, individually, more than $150,000 for that financial year; and

(g)

each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company, nor acting in a similar capacity, at the end of that financial year;

"option-based award" means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features;

"plan" includes any plan, contract, authorization, or arrangement, whether or not set forth in any formal document, where cash, securities, similar instruments or any property may be received, whether for one or more persons;

"repricing" means, in relation to an option, adjusting or amending the exercise or base price of the option, but excludes any adjustment or amendment that equally affects all holders of the class of securities underlying the option and occurs through the operation of a formula or mechanism in, or applicable to, the option;

"stock appreciation right" means a right, granted by the Company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company's securities.

Compensation Discussion and Analysis

Compensation Committee

The Board has established a Compensation Committee ("CC"), and has adopted a written charter for the CC, effective September 22, 2006.  The members of the CC are Rowland Perkins (Chair), Steve Aaker and Ronald Sheardown.  There is no written position description for the Chair of the CC.  However, as a general statement, the Chair is responsible for setting the tone for the work of the CC, ensuring that members have the information needed to do their jobs, overseeing the logistics of the CC's operations, reporting to the Board on the committee's decisions and recommendations and setting the agenda for the meetings of the CC.

The CC is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company's 2006 Incentive Stock Option Plan (the "Plan").  With regard to the CEO, the CC is responsible for reviewing and approving corporate goals and objectives relevant to the CEO's compensation, evaluating the CEO's performance in light of those goals and objectives and making recommendations to the Board with respect to the CEO's compensation level based on this evaluation.  In consultation with the CEO, the CC makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under equity compensation plans.  The CC also reviews executive compensation disclosure before the Company publicly discloses the information.  The CC's decisions are typically reflected in consent resolutions.

The CC has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers).  In the financial year ended May 31, 2010, the CC retained the services of Hugessen Consulting Inc., an independent consulting firm dedicated to meeting the executive compensation consulting requirements of boards and their compensation committees, to assist the CC in determining the appropriate salary increases for certain NEOs and an appropriate formula in order to fix the severance payments that may be payable by the Company in connection with the triggering of change of control agreements authorized by the CC to be entered into by the Company and certain employees, including certain NEO's (see "Termination and Change of Control Benefits" below).

General Compensation Strategy

The executive officers of the Company are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the CC by compensation consultants (as was the case in the fiscal year ending May 31, 2010), recruitment agencies and auditors (if any) as well as historical precedent.  The CC has not felt it necessary to retain any compensation consultants or other compensation advisers in respect of any prior fiscal years, but did so in the fiscal year ended May 31, 2010.  In the case of a mineral exploration company such as the Company, which has a significant asset in the advance exploration/pre-feasibility stage, the ability to design, implement and carry out, on a safe, environmentally appropriate and efficient and cost effective basis, the ability to raise the significant and necessary capital to permit the Company to carry out the significant work required to advance such a project through to a stage where a production decision can be considered, the ability of senior management to locate and hire the appropriate personnel required to carry out a pre-feasibility and feasibility study and, should a production decision be made, to finance, construct and operate a major mine project and the ability to focus the Company's resources and to appropriately allocate such resources to the benefit of the Company as a whole, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner are considered by the CC to be of primary importance in assessing the performance of its executive officers.  The CC does not use any specific metrics or identifiable objective measures of performance, such as increases in share price, in order to fix compensation or determine compensation increases (if any).  Rather, the CC uses a subjective approach, based on the combined industry experience and knowledge of the CC members, which relies on the assessment of the CC as to the relative success of the Company in moving the Livengood project forward, successfully implementing the appropriate programs necessary to do so within an expected budget and similar measures, as well as the level of compensation thought necessary by the CC to attract and retain the personnel required to accomplish the Company's business plan.

The foregoing criteria are used to assess the appropriate compensation level for the CEO and other executive officers employed by the Company.

Executive Compensation Program

General

The executive compensation program formulated by the CC is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  Members of the CC review the proxy materials of companies they consider to be peers of the Company in the mining industry to get a sense of the compensation paid by such companies to their NEO's and thereby the current marketplace norms for such compensation.  The members of the CC use their own experience and familiarity with the industry and the activities of companies within it to determine those companies that they believe are the peers to the Company.  The companies considered to be peers of the Company can vary from year to year, depending primarily upon the activities of companies in the industry, their respective projects and their exploration successes (or lack thereof).

Substantially all of the senior management employees of the Company are US residents and are therefore employees of Talon Gold (US) Inc., a wholly owned indirect subsidiary of the Company based in Colorado ("Talon US").  However, the compensation of such individuals is still within the mandate of the CC.  The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the CC) and are reflected in the employment agreement executed at that time.  The compensation of such individuals is then subsequently reviewed each financial year to determine if adjustments are required.  The Company, through Talon US, also has an appropriate benefit program in place, including medical and dental benefits and basic life insurance, which applies to all permanent employees of Talon US, as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive portion of the compensation package, consisting primarily of the awarding of stock options and cash bonuses, is directly tied to the CC's assessment of the relative performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the CC believes that incentive stock options should not be granted for longer than two years, except in exceptional circumstances.  The CC does not view share appreciation rights, restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company's compensation program.

In general, the CC considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (base salaries in line with current industry standards) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options and cash bonuses where warranted).  The CC has not established a formal set of benchmarks or performance criteria to be met by the Company's NEO's, rather, the members of the CC use their own assessments of the success (or otherwise) of the Company, both absolutely or in relation to its peers, to determine, collectively, whether or not the NEO's are successfully achieving the Company business plan and strategy and whether they have over, or under, performed in that regard.  The CC has not established any set or formal formula for determining NEO compensation, either as to the amount thereof or the specific mix of compensation elements.

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The CC, in consultation with the CEO, makes recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the CEO.  The CC is responsible for recommending the salary level of the CEO to the Board for approval (which must be by a vote of a majority of the independent directors).  During the most recently completed fiscal year, based upon the CC's assessment of the performance of the Company's NEO's in line with the factors noted above, the CC recommended, and the Board approved, an increase of 36% (from USD 220,000 to USD 300,000) in the CEO's base salary, an increase of 39% (from USD 140,000 to USD 195,000) for the Vice-President, Exploration and an increase of 25% (from USD 120,000 to USD 150,000 for the Company's Chief Geologist (such increases were effective November 1, 2009).  The primary driver for such increases was the exceptional success of these individuals in advancing the Company's flagship Livengood property in Alaska in an accelerated time-frame and successfully significantly increasing the estimated resource at such project and the positive reaction in the marketplace to such efforts.

Although the Company does not have a pension plan for its NEO's or other executive officers, the Company, through Talon US, makes payments to a 401(k) plan on behalf of each of its employees (including the NEO's) equal to 3% of their base salaries.

Bonuses

The CEO presents recommendations to the CC with respect to bonuses (if any) to be awarded to the members of senior management (including himself) and to the other employees of the Company (if any).  The CC evaluates each member of senior management and the other employees of the Company in terms of their performance and the performance of the Company (utilizing the overall assessment process described above).  The CC then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO) and to the employees of the Company, and recommends such determination to the Board.  Based on the overall performance of the Company, and the efforts of a number of members of senior management and employees in moving the Company's Livengood Project forward (as noted above), in October 2009 the CC recommended, and the Board approved, a regular bonus of USD 300,000 for the CEO and USD 195,000 for the Vice-President, Exploration (paid in November, 2009).  In addition, in recognition of the exceptional results achieved by these individuals in the fiscal year ended May 31, 2009, the CC recommended, and the Board approved, special "one-time" bonuses of USD 600,000 for the CEO and USD 195,000 for the Vice-President, Exploration.

2006 Incentive Stock Option Plan

The Plan is administered by the CC, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the 2006 Incentive Stock Option Plan are proposed/recommended by the CEO, and reviewed by the CC.  The CC can approve, modify or reject any proposed grants, in whole or in part.  In general, the allocation of available options among the eligible participants in the Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options.  The timing of the grants of options is determined by the CC.  In general, a higher level of responsibility will attract a larger grant of options.  Because the number of options available is limited, in general, the CC aims to have individuals at the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the CC believe are in a position to more directly affect the success or the Company through their efforts.  The CC looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants.  After considering the CEO's recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.  Please see "Securities Authorized for Issuance under Equity Compensation Plans" for details of the Plan.  During the fiscal year ended May 31, 2010, the CC approved all recommendations for the grant of incentive stock options proposed by the CEO (of which an aggregate of 1,350,000 (43.76%) were granted to NEO's and 1,150,000 (37.28%) were granted to directors who are not NEO's), with the balance being granted to senior officer, employees and consultants.

Performance Graph

The following chart compares the total cumulative shareholder return on $100 invested in common shares of International Tower Hill Mines on May 31, 2005 with the cumulative total returns of the S&P/TSX Composite Index for the five most recently completed financial years.

	2005	2006	2007	2008	2009	2010
International Tower Hill Mines	100	103	879	512	1,097	2,291
S&P/TSX Composite Index	100	122	146	153	108	122

As can be seen from the foregoing graph, during the fiscal year ended May 31, 2010, the Company's performance significantly exceeded the performance of the S&P/TSX Composite Index.  In fact, during the period commencing in the fiscal year ended May 31, 2007 (when present management assumed management of the Company) through to the fiscal year ended May 31, 2010, the cumulative shareholder total returns for the Company's shareholders has significantly exceeded, by a large margin, the gain in the S&P/TSX Composite Index.  This trend mirrors the trend in the compensation paid to the Company's NEO's, although the increase in the cumulative total shareholder return for the Company's shareholders has significantly exceeded the increase in the compensation of the Company's NEO's over this three year period.

Option Based Awards

See discussion under "2006 Incentive Stock Option Plan" under "Compensation Analysis and Discussion" above.

Summary Compensation Table

Summary Compensation Table

During the financial year ended May 31, 2010, the Company had five NEO's, being Jeffrey A. Pontius, President & Chief Executive Officer, Michael W. Kinley, Chief Financial Officer, Carl Brechtel, Chief Operating Officer, Lawrence W. Talbot, Vice-President & General Counsel and Karl Hanneman, General Manager, Livengood Project.

The following table is a summary of the compensation paid to the NEO's during the three (3) most recently completed financial years that ended after December 31, 2008:

Name and Principal Position	Fiscal Year(1)	Salary(2) (CAD)	Share-based Awards (CAD)	Option based Awards (CAD)(3)	Non-equity incentive Plan Compensation		Pension Value	All other compensation (CAD)(5)	Total Compensation (CAD)
					Annual incentive plans(4)	Long-term incentive plans
Jeffrey Pontius CEO	2010 2009	284,080 237,949	Nil Nil	1,230,179 1,099,685(7)	958,770 149,078	Nil Nil	Nil Nil	8,895 8,343	2,481,924 1,495.055
Michael W. Kinley CFO	2010 2009	N/A N/A	Nil Nil	307,545 134,062(7)	Nil Nil	Nil Nil	Nil Nil	90,000(6) 65,000(6)	397,545 199,062
Carl Brechtel COO(8)	2010 2009	73,905 N/A	Nil N/A	1,340,833 N/A	53,265 N/A	Nil N/A	Nil N/A	3,834 N/A	1,471,837 N/A
Lawrence W. Talbot Vice-President & General Counsel	2010 2009	50,000 N/A	Nil Nil	615,090 134,062(7)	Nil Nil	Nil Nil	Nil Nil	Nil Nil	665,090 134,062
Karl Hanneman General Manager, Livengood Project(9)	2010 2009	8,878 N/A	Nil N/A	768,862 N/A	79,897 N/A	Nil N/A	Nil N/A	2,663 N/A	860,300 N/A

(1)

Fiscal years ended May 31.

(2)

Salary and other annual compensation paid in USD and converted to CAD at the weighted average of the quarterly USD to CAD exchange rates for the financial year ended May 31, 2010, being 1.0653 (2009 – 1.14675).

(3)

Fair value of incentive stock option grants calculated using the Black-Scholes model based on the following assumptions:

(a)

for the fiscal year ended May 31, 2009:

	July 16, 2008 repricing	March 12, 2009 grant	May 20, 2009 grant
Expected life (years)	2	2	2
Interest rate	3.07%	0.99%	1.10%
Volatility (average)	71.97%	78.36%	86.32%
Dividend yield	0%	0%	0.0%
Exercise price	$1.75	$2.66	$3.15
Stock price at grant date	$1.50	$2.85	$3.11

(b)

for the fiscal year ended May 31, 2010:

	January 12, 2010 grant	April 14, 2010 grant
Expected life (years)	2	2
Interest rate	1.27%	1.93%
Volatility (average)	87.39%	78.59%
Dividend yield	0.0%	0.0%
Exercise price	$7.95	$7.34
Stock price at grant date	$7.65	$7.20

The Company believes that the Black-Scholes model is an appropriate model to use for calculating the fair value of incentive stock options because, while the model was originally developed for valuing publicly traded options as opposed to non-transferrable incentive stock options and requires management to make estimates, which are subjective and may not be representative of actual results (changes in assumptions can materially affect estimates of fair values), this model is used by most companies in the Company's peer group and therefore represents an approach to valuation reasonably consistent with the Company's peer group.  It is important to remember that, while incentive stock options can have a significant theoretical value (such as those reported above), until the option is actually exercised and the resulting common shares can be sold at a profit, it has no value that can be realized by the holder.

(4)

For Mr. Pontius, this amount represents cash bonuses paid which, for the fiscal year ended May 31, 2010, includes both a "regular" bonus and a one-time "special bonus", as detailed under "Compensation Discussion and Analysis - Executive Compensation Program – Bonuses".  In the case of Messrs. Brechtel and Hanneman, the bonuses represent initial signing bonuses paid to induce such individuals to join the Company.

(5)

Includes amounts paid by Talon Gold (US) LLC ("Talon US"), an indirect wholly owned US subsidiary of the Company, to a 401(k) plan on behalf of such NEOs (other than Mr. Kinley, who is not an employee) in accordance with their employment agreements.

(6)

These amounts were paid for financial consulting services provided by Winslow Associates Management and Communications Inc., a private company wholly owned by Mr. Kinley.

(7)

This amount includes the incremental fair value arising from the reduction in the exercise price, and extension of the expiry date, on July 16, 2008 as approved by the shareholders of the Company at the annual general meeting held on October 21, 2008, of options originally granted on January 26, 2007 and May 23, 2007 as follows: Jeffrey Pontius (570,000 options, $261,948), Michael Kinley (180,000 options, $82,721) and Lawrence Talbot (180,000 options, $82,721).

(8)

Mr. Brechtel commenced employment with Talon US on January 12, 2010.

(9)

Mr. Hanneman commenced employment with the Company on May 15, 2010.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each NEO outstanding as at May 31, 2010, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (CAD)
Jeffrey Pontius (CEO)	200,000 170,000 450,000 400,000	1.75 2.66 3.15 7.34	July 16, 2010 March 12, 2011 May 20, 2011 April 14, 2012	1,162,000 833,000 1,984,500 88,000	N/A	N/A
Michael Kinley (CFO)	20,000 20,000 100,000	2.66 3.15 7.34	March 12, 2011 May 20, 2011 April 14, 2012	98,000 88,200 22,000	N/A	N/A
Lawrence Talbot Vice-President & General Counsel	20,000 20,000 200,000	2.66 3.15 7.34	March 12, 2011 May 20, 2011 April 14, 2012	98,000 88,200 44,000	N/A	N/A
Carl Brechtel Chief Operating Officer	250,000 150,000	7.95 7.34	January 12, 2012 April 14, 2012	Nil 33,000	N/A	N/A
Karl Hanneman General Manager, Livengood Project	250,000	7.34	April 14, 2012	55,000	N/A	N/A

(1)

Value using the closing market price of common shares of the Company on the Toronto Stock Exchange ("TSX") on May 31, 2010, being the last trading day of the Company's shares for the financial year, of $7.56 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date (as all incentive stock options vest immediately upon granting, the vesting date is the same as the grant date):

Name	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Jeffrey Pontius (CEO)	Nil	Nil	Nil
Michael Kinley (CFO)	Nil	Nil	Nil
Carl Brechtel (COO)	Nil	Nil	Nil
Lawrence W. Talbot (V-P & General Counsel)	Nil	Nil	Nil
Karl Hanneman (General Manager, Livengood Project)	Nil	Nil	Nil

(1)

Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date (being the grant date), and the exercise price of the incentive stock options ($7.95 and $7.34), on an aggregated basis.  Market prices as follows:  January 12, 2010 – $7.65; April 14, 2010 – $7.20.

Information with respect to the Plan is provided under "Securities Authorized for Issuance under Equity Compensation Plans".

Pension Plan Benefits

The Company does not operate any pension plans or provide any retirement benefits for its directors or employees.

Termination and Change of Control Benefits

Termination and Change of Control Benefits

United States Employees of Talon US

In October, 2009, the CC approved the terms and conditions of a form of "Change of Control" agreement ("COC Agreement") that provides for the payment of a severance payment to certain employees of Talon US (including certain NEOs).  The existing employment agreements between Talon US and tits employees are "at will" agreements – that is, either the Company (through Talon US) or the employee could terminate the employment relationship without notice and without payment of any compensation.  In the view of the CC, while such an arrangement may have been appropriate when existing management took over management of the Company in mid-2006, it is no longer appropriate given the growth in the business of the Company and the importance of such persons to the continuity of the ongoing growth and development of the Company's business and, in particular, the Livengood project.

The terms of the COC Agreement, which is entered into by Talon US, the Company, and the specific employee (all of the individual COC Agreements are the same, except for the multiplier to be applied in determining the severance amount, as discussed below), and are as follows:

1.

For the purpose of the COC Agreement, the following definitions are used:

(a)

"Change of Control" means the occurrence of any of the following events:

(i)

the sale, exchange or other disposition of a majority of the outstanding shares of the Company in a single transaction or a series of related transactions,

(ii)

the Company is merged or consolidated in a transaction in which its shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation,

(iii)

a majority of the incumbent directors of the Company who were previously nominated by management and elected as directors at the immediately preceding annual general meeting or who were appointed by the Board to fill a vacancy occurring since the immediately preceding annual general meeting are:

(A)

not nominated for re-election at any annual general meeting of the shareholders of the Company,

(B)

after having been nominated by management for re-election as directors, not re-elected as directors at any annual general meeting of the shareholders of the Company,

(C)

removed as directors of the Company, or

(D)

as a result of an increase in the size of the Board and the appointment of new directors, no longer a majority of the Board,

except as a result of the death, disability or normal retirement of any such directors in accordance with the normal retirement practices of the Company, or

(iv)

the acquisition by any person, or by any person and its affiliates, or by any person acting jointly or in concert with any of the foregoing persons or affiliates, and whether directly or indirectly, of voting securities of the Company that, when added to all other voting securities at the time held by such person, its affiliates and any person acting in concert with any of the foregoing persons or affiliates, totals for the first time, not less than TWENTY (20%) PERCENT of the then outstanding voting securities of the Company,

(v)

the disposition, by whatever means, by the Company, or any affiliate of the Company, of a majority of the ownership interests in Talon US or the occurrence of any other transaction whereby the Company, or an affiliate of the Company, ceases to hold a majority of the ownership interests of Talon US;

(b)

"Constructive Dismissal" means the occurrence of any one or more of the following events:

(i)

a demotion of the Employee to a position of lesser significance within Talon US or the Company,

(ii)

a diminishment of the Employee's responsibilities at Talon US or the Company in a matter of substance,

(iii)

a material reduction in the Employee's pay or benefits or both,

(iv)

the forced relocation of the Employee of more than fifty (50) kilometres from the Employee's current principal place of work for Talon US,

(v)

changes in the Employee's organizational reporting relationship are implemented that result in the Employee reporting to a position of lesser significance within Talon US or the Company, or

(vi)

Talon US or the Company materially breaches any of the provisions of the COC Agreement; and

(c)

"Effective Date of Termination" means:

(i)

in the case of the termination of the Employee by Talon US, the date of the delivery by Talon US to the Employee of a notice terminating his employment; and

(ii)

in the case of the occurrence of an event of Constructive Dismissal, the date of the delivery by the Employee to Talon US of a notice stating that the Employee takes the position that, due to the event of Constructive Dismissal, he has been terminated by Talon US;

(d)

"Good Cause" means any situation, event or happening which would constitute "cause" under the common law and includes, without limitation, the following:

(i)

any wilful failure by the Employee in the performance of any of the Employee's duties pursuant to the Employment Agreement,

(ii)

the Employee's conviction of a criminal or summary conviction offence related to the employment of the Employee by Talon US, or any act involving money or other property involving Talon US or any of its affiliates which would constitute a crime in the jurisdiction involved,

(iii)

any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Talon US or any of its affiliates, a supplier or service provider to Talon US or any of its affiliates or a customer of Talon US or any of its affiliates,

(iv)

the use of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)

any material breach of any of the terms of either the Employment Agreement or the COC Agreement by the Employee which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by Talon US,

(vi)

any threatened or actual attempt by the Employee to secure any personal profit in connection with the business of Talon US or any of its affiliates or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of Talon US or any of its affiliates,

(vii)

any act by the Employee which is materially injurious to Talon US or any of its affiliates or any of their respective businesses,

(viii)

any material breach by the Employee of any of the policies governing the affairs of the Company and its affiliates and the conduct of its employees and those of its affiliates that may be implemented by the Board from time to time, and

(ix)

conduct by the Employee amounting to insubordination or inattention to, or materially substandard performance of the duties and responsibilities of the Employee under the Employment Agreement, which conduct remains uncured after the expiration of ten (10) days following the delivery of written notice of such failure or conduct to the Employee by Talon US.

2.

The term of the COC Agreement ("Term") will commence on the effective date (being the date of the execution of the agreement) and will continue through the one-year anniversary of the effective date; provided, however, that as of the one-year anniversary of the effective date and on each one-year anniversary thereafter, the Term will automatically be extended for one (1) additional year (provided that the Employee is still then an employee of Talon US) unless, not later than four (4) months prior to such applicable anniversary date, either the Employee or the Company (through the CC) gives written notice to the other party that it does not wish to extend the Term.  In such case, this Agreement will terminate at the end of the Term then in progress.  However, if a Change of Control has occurred on or prior to the date that the COC Agreement would otherwise terminate, and notwithstanding any prior notice from one party to the other party to the contrary, the Term will automatically be deemed extended and shall continue until the earlier of:

(a)

the date that is two (2) years after the date on which the Change of Control occurs; and

(b)

the date that the Employee attains age sixty-five (65).

3.

If, within a period of one (1) year following a Change of Control, either:

(a)

Talon US terminates the Employee other than for Good Cause; or

(b)

there occurs any circumstance of Constructive Dismissal, about which the Employee notifies Talon US and the Company in writing within ninety (90) days of the occurrence, which remains uncured by Talon US after thirty (30) days from the date of such notification, and which results in Employee resigning from employment with Talon US;

then:

(c)

on or prior to 30 days after the Effective Date of Termination the Subsidiary is required to pay to the Employee as liquidated damages, severance, compensation for loss of office, employment and benefits, and for termination of the COC Agreement an amount equal to a multiplier (see 4. below) time the sum of:

(i)

the annual base salary then payable to the Employee,

(ii)

the aggregate amount of the bonus(es) (if any) paid to the Employee within the calendar year immediate preceding the Effective Date of Termination (or, if the Employee has not then been employed long enough to have been awarded any bonus, an amount equal to the targeted discretionary bonus stipulated in the Employment Agreement (if any)), but not including any "special" "one-time" or "extraordinary" bonuses designated as such by the CC, plus

(iii)

an amount equal to the vacation pay which would otherwise be payable for the one (1) year period next following the Effective Date of Termination.

4.

The multiplier applicable to the individual NEOs is shown below, along with the amount which would be payable to such NEO had the severance payment been triggered at May 31, 2010 (being the end of the Company's most recently completed financial year):

NEO	Multiplier	May 31, 2010 Severance(1)
Jeffrey Pontius, CEO and President	2.0	USD 1,200,000
Carl Brechtel, Chief Operating Officer	1.25	USD 562,500
Karl Hanneman, General Manager, Livengood Project	1.0	USD 400,000

(1)

These amounts assume no vacation pay is owing and do not include the costs of the up to one year's employee benefits to which such employee would become entitled, estimated at approximately USD 60,000.

5.

In addition to the foregoing payment, if an NEO becomes entitled to receive a severance payment under the COC Agreement, such NEO (and the NEO's dependents) will also be eligible for all employee life, medical, extended health and dental insurance and other benefits (other than disability insurance plans/benefits) under benefit plans and programs then in effect for executive and key management employees of Talon US.

6.

If the severance payment or any of the other payments provided for in the COC Agreement, together with any other payments which the Employee has a right to receive from Talon US would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the United States Internal Revenue Code of 1986, as amended, or such similar set of laws (the "Code")), the payments required to be made to the Employee pursuant to the COC Agreement will be reduced (reducing first the cash severance payment) to the largest amount as will result in no portion of such payments being subject to the applicable excise tax.

7.

The obligation of Talon US to make any payments to or for the benefit of the Employee under the COC Agreement, and of Company to guarantee the obligations of Talon US under the COC Agreement are subject to the prior or concurrent due and valid execution and delivery by the Employee to Talon US of a prescribed form of general release, under which the Employee releases both Talon US and the Company from all claims including, but not limited to, those arising out of or related to the Employee's employment or termination of employment.

Canadian Employees of ITH

The Company has entered into an agreement dated July 17, 2008 with Lawrence W. Talbot, pursuant to which Mr. Talbot became employed by the Company as its Vice-President and General Counsel on a part-time basis at a salary of $50,000/year.  Mr. Talbot is the only employee of ITH.  Pursuant to such employment agreement, Mr. Talbot is entitled to certain compensation in the event of termination of his employment (voluntary or otherwise) as a result of a change in control in the Company or a change in his responsibilities following a change in control of the Company, or if he is subject to constructive dismissal as follows:

In the event of the occurrence of any of the following events:

  a change in control of the Company (being the acquisition of voting shares constituting 20% of the then outstanding voting shares by any person or group of persons acting in concert)
  the sale of all of the Company's assets where there is no intention to acquire new mineral projects or there is an intention to pursue a business other than the exploration and development of mineral projects a merger of the Company in which existing shareholders receive less than 50% of the share capital of the merged entity a change in a majority of the incumbent directors of the Company or the appointment of new directors constituting a majority of the then board of directors an event of constructive dismissal occurs (including a material demotion of his position, a diminishment of his responsibilities in a matter of substance, a material reduction in his pay or benefits or his forced relocation)

Mr. Talbot, except in the case of constructive dismissal, at any time during the period commencing 30 days after such event and ending one year after such event, and in the case of constructive dismissal, at any time within 90 days after the occurrence of such event, resign from employment with the Company.  In such event, he is then entitled to receive an amount equal to his then annual base salary plus the amount of the last bonus paid to him (if any) plus the amount of vacation pay otherwise payable for the next ensuing 12-month period.  In addition, he will be entitled to a continuation of his then existing employee benefits (if any – currently Mr. Talbot does not have any such benefits) for a period of one year after termination or until he sooner finds alternate employment that provides reasonably comparable benefits.  If Mr. Talbot's severance payment had been triggered at May 31, 2010 (being the end of the Company's most recently completed financial year), he would have been paid $50,000.

Director Compensation

Director Compensation Table

The following table discloses all amounts of compensation provided to the directors for the Company's most recently completed financial year.

Name	Fees earned ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Hendrik Van Alphen	Nil	Nil	384,431	Nil	Nil	Nil	384,431
Anton Drescher	29,500	Nil	230,659	Nil	Nil	Nil	260,159
Rowland Perkins	33,000	Nil	230,659	Nil	Nil	Nil	263,659

Ronald Sheardown	31,500	Nil	230,659	Nil	Nil	Nil	262,159
Michael Bartlett	29,500	Nil	230,659	Nil	Nil	Nil	260,159
Steven Aaker	32,500	Nil	384,431	Nil	Nil	Nil	416,931
Timothy Haddon	2,500	Nil	922,634	Nil	Nil	Nil	925,134
Daniel Carriere	2,500	Nil	922,634	Nil	Nil	Nil	925,134

Narrative Discussion

Except as noted below, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended May 31, 2010.

Except as noted below, none of the Company's current directors have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company's most recently completed financial year.

Effective February 1, 2008, the CC recommended, and the Board approved, the payment of annual retainer and meeting fees to the independent directors of the Company (in this case the directors other than Mr. Van Alphen), in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Independent directors receive a monthly retainer fee of $2,000 ($24,000 per annum), plus an additional fee of $500 per Board or Board committee meeting attended in person or by conference telephone.  There is no additional compensation paid with respect to committee membership, or acting as the Chair of the Board or the Chair of a committee.  In addition, the Company reimburses all directors for their out-of-pocket costs incurred in attending board meetings.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each director outstanding as at May 31, 2010, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Hendrik Van Alphen	370,000 20,000 125,000	1.75 3.15 7.34	July 16, 2010 May 20, 2011 April 14, 2012	2,149,700 88,200 27.500	Nil	Nil
Rowland Perkins	75,000 20,000 75,000	1.75 3.15 7.34	July 16, 2010 May 20, 2011 April 14, 2012	435,750 88,200 16,500	Nil	Nil
Anton Drescher	50,000 20,000 75,000	1.75 3.15 7.34	July 16, 2010 May 20, 2011 April 14, 2012	290,500 88,200 16,500	Nil	Nil
Michael Bartlett	75,000	7.34	April 14, 2012	16,500	Nil	Nil
Ronald Sheardown	20,000 75,000	3.15 7.34	May 20, 2011 April 14, 2010	88,200 16,500	Nil	Nil
Steven Aaker	200,000 125,000	2.66 7.34	March 12, 2011 April 14, 2012	980,000 27,500	Nil	Nil
Tim Haddon	300,000	7.34	April 14, 2012	66,000	Nil	Nil
Daniel Carriere	300,000	7.34	April 14, 2012	66,000	Nil	Nil

(1)

Value using the closing market price of common shares of the Company on the TSX on May 31, 2010, being the last trading day of the Company's common shares for the financial year, of $7.56 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date (as all incentive stock options vest immediately upon granting, the vesting date is the same as the grant date):

Name	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Hendrik Van Alphen	Nil	Nil	Nil
Rowland Perkins	Nil	Nil	Nil
Anton Drescher	Nil	Nil	Nil
Michael Bartlett	Nil	Nil	Nil
Ronald Sheardown	Nil	Nil	Nil
Timothy Haddon	Nil	Nil	Nil
Steve Aaker	Nil	Nil	Nil
Daniel Carriere	Nil	Nil	Nil

(1)

Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date (being the grant date), and the exercise price of the incentive stock options, on an aggregated basis.  Market prices as follows: April 14, 2010 - $7.20.

AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees ("NI 52-110"), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee's charter, the composition of the audit committee and the fees paid to the external auditor, in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule "A" of the Company's 2010 Annual Information Form dated August 23, 2010, available at www.sedar.com.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer's corporate governance practices in Form 58-101F1.  The Company's approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule "A".

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Table of Equity Compensation Plan Information

The following table sets forth details of all equity compensation plans of the Company as of May 31, 2010, being the end of Company's last completed financial year.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans (1)
Equity Compensation Plans Approved by Securityholders(2)	5,822,200	$5.08	789,592
Equity Compensation Plans Not Approved By Securityholders	Nil	Nil	N/A
Total	5,822,200	N/A	789,592

1.

As at May 31, 2010, being the Company's last completed financial year.

2.

The only equity compensation plan of the Company is the 2006 Incentive Stock Option Plan.

Incentive Stock Option Plan

The Company presently has a "rolling" stock option plan (the 2006 Incentive Stock Option Plan ("Plan")), which reserves a number equal to 10% of the then issued common shares (calculated as at the time of any particular stock option grant) for the grant of stock options.  The Plan was last approved by the shareholders on October 15, 2009 and was accepted for filing by the TSX upon the listing of the Common Shares on the TSX in December, 2009.  The Plan will require re-approval by the shareholders at the annual general meeting to be held in 2012.

As at October 12, 2010, there are an aggregate of 6,250,000 incentive stock options outstanding (9.24% of the issued capital as at such date) and an additional 514,315 incentive stock options were available for grant (0.76% of the issued capital as at such date).

A brief description of the Plan is as follows:

1.

Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Plan) of the Company and its Affiliates who are, in the opinion of the CC, in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates, are in the opinion of the CC, worthy of special recognition.  The granting of Options is entirely discretionary on the part of the Board.

2.

The aggregate number of common shares that may be made issuable pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the shares of the Company issued and outstanding at the time of a particular grant.  For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may grant an equivalent number of new options under the Plan and the Company may continue to grant additional options under the Plan as its issued capital increases, even after the Plan has received regulatory and shareholder approval.

3.

The number of shares subject to each option will be determined by the CC at the time of grant, provided that the aggregate number of shares reserved for issuance pursuant to options granted under the Plan or other share compensation arrangements of the Company for issuance to:

(a)

insiders may not exceed 10% of the issued shares of the Company; and

(b)

insiders within a one year period may not exceed 10% of the issued shares of the Company,

in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.  Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.

The exercise price of an option will be set by the CC in their discretion, but such price will not be less than the greater of:

(a)

the closing price of the Company's common shares on the TSX on the day prior to the option grant; and

(b)

the "volume weighted average trading price" (calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period) of the common shares on the TSX for the five trading days immediately before the date of grant.

5.

Options may be exercisable for a period of up to ten years from the date of grant.  The Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee's death.

6.

The Plan does not provide for any specific vesting periods.  The CC may determine when any option will become exercisable and any applicable vesting periods, and may determine that an option shall be exercisable in instalments.

7.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

8.

Options are non-assignable, and may, during his/her lifetime, only be exercised by the optionee.

9.

The exercise price per optioned share under an option may be reduced, at the discretion of the CC, if:

(a)

at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)

disinterested shareholder approval is obtained for any reduction in the exercise price under an option held by an insider of the Company.

10.

The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

11.

The present policy of the Board is not to transform an option granted under the Plan into a stock appreciation right.

12.

If there is any change in the number of common shares of the Company outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under either the Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX.  If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

13.

The Plan provides that, the Board reserves the right to amend or terminate the Plan at any time if and when it is deemed advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding options granted under the Plan without the consent of the optionee.  Any amendment to the Plan shall also be subject to acceptance of such amendment or amended Plan for filing by the TSX and, where required by the TSX, the approval of the shareholders of the Company.  Under the current policies of the TSX, notwithstanding the foregoing, specific shareholder approval is required for any amendment which:

(a)

reduces the exercise price of an option benefiting and insider;

(b)

extends the term of an option benefiting an insider;

(c)

removes or to exceed the insider participation limit;

(d)

increase the maximum number of securities issuable, either as a fixed number or a fixed percentage of the issuer's outstanding capital, under options; and

(e)

amends any amendment provision in the Plan.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Aggregate Indebtedness

No individual who is, or at any time during the last completed financial year was, a director or executive officer of the Company or who is a proposed nominee for election as a director of the Company, or any of their respective associates or affiliates, has been, at any time since June 1, 2009 (being the beginning of the Company's last completed financial year):

(a)

indebted to the Company or any of its subsidiaries; or

(b)

indebted to another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below, no informed person of the Company or any proposed director of the Company or any associate or affiliate of any informed person or proposed director, has, since June 1, 2009 (being the commencement of the Company's last completed financial year) had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102 "informed person" means:

(a)

a director or executive officer of the Company:

(b)

a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Company;

(c)

any person or corporation who beneficially owns, or controls or directs, directly or indirectly, voting securities of a reporting issuer or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company (other than voting securities held by the person or corporation as underwriter in the course of a distribution); and

(d)

the Company, if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

1.

On July 9, 2009, AngloGold Ashanti (USA) Exploration Inc. ("AngloGold"), a subsidiary of AngloGold Ashanti Limited, with an office at 7400 East Orchard Road, Englewood, Colorado, USA, exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold's equity interest had been diluted by virtue of the Company's issuance of shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May.  The "top-up" provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc. pursuant to which the Company acquired AngloGold's Alaskan assets (including the Company's flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.  As a consequence of AngloGold's election to exercise its "top-up" right, the Company sold to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of $2.68 per share (reflecting the closing price of the Company's common shares on the TSXV on July 9, 2009 of $3.15 less the maximum discount (15%), as required by the provisions of the "top-up" right) for gross proceeds of $3,264,998.  The private placement closed on August 25, 2009.

2.

On February 11, 2010 AngloGold, exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold's equity interest had been diluted by virtue of the Company's issuance of shares since May 19, 2009, principally due to the exercise of incentive stock options, broker options and in connection with the purchase the interest of Redstar Gold Corp. in the Company's North Bullfrog project for shares.  As a consequence of AngloGold's election to exercise its "top-up" right, the Company sold to AngloGold, on a private placement basis, an aggregate of 67,965 common shares at a price of $5.38 per share (reflecting the 5 day VWAP of the Company's common shares on the TSX preceding February 10, 2010 less the maximum discount (15%), as required by the provisions of the "top-up" right) for gross proceeds of $365,652.  The private placement closed on March 26, 2010.

3.

On March 16, 2010 the Company announced a non-brokered financing of 5,000,000 common shares of the Company at a price of $6.00 per common share.  The offering closed in two tranches – April 1 and April 6, 2010.  Under its right to participate in an equity financing by the Company up to its then percentage interest (13.2907%), AngloGold purchased an aggregate of 664,210 common shares, which placement closed on April 6, 2010.  The terms of AngloGold's participation were the same as for the arm's length parties participating in the financing.

4.

On August 11, 2010 AngloGold, exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold's equity interest had been diluted by virtue of the Company's issuance of shares since October 31, 2009, principally due to the exercise of incentive stock options and broker options.  As a consequence of AngloGold's election to exercise its "top-up" right, the Company sold to AngloGold, on a private placement basis, an aggregate of 415,041 common shares at a price of $5.26 per share (reflecting the 5 day VWAP of the Company's common shares on the TSX preceding August 11, 2010 less the maximum discount (15%), as required by the provisions of the "top-up" right) for gross proceeds of $2,183,116.  The private placement closed on August 27, 2010.

AngloGold presently holds 8,812,794 Common Shares, representing approximately 13.0689%, of the outstanding common shares.  The foregoing transactions were all approved by the Company's Audit Committee, which is composed solely of independent directors, and by the directors of the Company.

APPOINTMENT OF AUDITOR

The Audit Committee has recommended to the Board that the Company propose Messrs. MacKay LLP, Chartered Accountants, the incumbent auditors, to the shareholders for re-election as the Company's auditors for the financial year ending May 31, 2011.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of MacKay LLP, Chartered Accountants, as auditors of the Company and to authorize the directors to fix their remuneration.

MANAGEMENT CONTRACTS

The management functions of the Company are not, to any substantial degree, performed by a person or persons other than the Company's directors or senior officers.

PARTICULARS OF MATTERS TO BE ACTED UPON

There are no matters to be acted upon at the Meeting other than the election of directors and the appointment of the auditors for the ensuing year.  See "Election of Directors" and "Appointment of Auditor" for information on these matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under "Company Profiles – International Tower Hill Mines Ltd.".  The Company's financial information is provided in the Company's comparative financial statements and related management discussion and analysis for its most recently completed financial year and interim period and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company's financial statements and related management discussion and analysis by contacting the Vice-President of the Company at Suite 1920 – 1188 West Georgia Street, Vancouver, B.C., CANADA  V6E 4A2.

SCHEDULE "A"

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company's practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

The Board is currently composed of eight (8) directors, of whom two have indicated they are not standing for re-election.  All of the proposed nominees for election as directors at the 2010 Annual General Meeting are current directors of the Company.  NP 58-201 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as "independent" directors under National Instrument 52-110 "Audit Committees" ("NI 52-110"), which provides that a director is independent if he or she has no direct or indirect "material relationship" with the Company.  "Material relationship" is defined as a relationship that could, in the view of a company's board of directors, reasonably interfere with the exercise of a director's independent judgment.  Of the proposed nominees, none are "inside" or management directors.  One nominee, Hendrik Van Alphen, is the Chair and, accordingly, as an "executive officer" is deemed not to be "independent" under NI 52-110.  The seven (7) remaining current directors are considered by the Board to be "independent", within the meaning of NI 52-110.

During the fiscal year ended May 31, 2010, Mr. Ben Guenther resigned as a director on August 20, 2009.  Mr. Timothy Haddon and Mr. Daniel Carriere were appointed as directors on April 14, 2010 and to the Mergers & Acquisitions Committee on May 11, 2010.  Tony Drescher replaced Michael Bartlett on the Audit Committee on October 15, 2009.  Information with respect to the Board is based on the composition of the Board as at May 31, 2010 and therefore excludes information with respect to Mr. Guenther and provides information as to committee meetings based on the year-end committee composition.

The following directors and proposed directors of the Company are directors of other reporting issuers (as at October 12, 2010):

Name of Director	Other Reporting Issuers	Exchange
Hendrik Van Alphen	Cardero Resource Corp. Wealth Minerals Ltd. Ethos Capital Corp. Balmoral Resources Ltd.	TSX, NYSE-Amex TSXV TSXV NEX
Anton J. Drescher	Dorato Resources Inc. Trevali Resources Corp. USA Video Interactive Corp. Ravencrest Resources Inc. Corvus Gold Inc.	TSXV TSX TSXV None TSX
Rowland Perkins	USA Video Interactive Corp. Corvus Gold Inc.	TSXV TSX
Michael Bartlett	Wealth Minerals Ltd.	TSXV
Steven Aaker	Corvus Gold Inc.	TSX
Timothy Haddon	Anatolia Minerals Development Limited Thompson Creek Metals Company Inc.	TSX TSX
Daniel Carriere	Corvus Gold Inc.	TSX
Ron Sheardown	None

The positions of Chair and CEO are separate, and the CEO is not a director.  Hendrik Van Alphen is the current Chair of the Board.  Mr. Van Alphen is not a member of management of the Company, although he is a director and president and chief executive officer of Cardero Resource Corp., which holds approximately 6.78% of the outstanding common shares.  Notwithstanding that Mr. Van Alphen is deemed not to be "independent" under NI 52-110, the Board considers that Mr. Van Alphen functions as an "independent" chair, as it is only by virtue of being the Chair that he is considered not to be "independent".  While the Board has not developed a formal position description for the Chair, it considers that the Chair's role is to provide independent leadership to the Board, a function the Board believes Mr. Van Alphen, by virtue of his extensive experience as a director and senior officer of several public natural resource companies, is qualified to provide.  In addition, the Board believes that its current composition, in which none of the directors are members of management, also serves to ensure that the Board can function independently of management.  The independent directors exercise their responsibilities for independent oversight of management, with the guidance of Mr. Van Alphen, through their majority position on the Board and ability to meet independently of management (and, if they so choose, Mr. Van Alphen) whenever deemed necessary by any independent director.  In order to assist the directors in this regard, the Board has created a "Special Committee" which when formed consisted of just the independent directors (at the time of formation, all directors other than Messrs. Van Alphen and Guenther).  Messrs. Haddon and Carriere have not yet been appointed to the Special Committee and it will be up to the post 2010 AGM Board to determine whether or not to continue the existence of the Special Committee.  The Special Committee does not have regularly scheduled meetings, but can do so, and does, on an ad hoc basis, at the expense of the Company, as the members see fit.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert (including legal counsel) if he reasonably considers it warranted under the circumstances.  No director chose to do so during the financial year ended May 31, 2010, although the Special Committee, as a committee, did retain independent legal counsel and the Compensation Committee, as a committee, did retain independent compensation consultants.

The attendance record of each director at full board meetings and with respect to meetings of any committees of which he is a member since June 1, 2009 (being the commencement of the Company's most recently completed fiscal year) up to the date of this Information Circular are as follows:

Name of Director	Full Board Meetings (10 total)	Audit Committee (2 total)	Compensation Committee (5 total)	Special Committee (5 total)	Mergers & Acquisitions Committee (2 total)
Hendrik Van Alphen	8	N/A	N/A	N/A	0
Steve Aaker	10	N/A	5	5	2
Michael Bartlett	9	N/A	N/A	5	N/A
Tony Drescher	9	1(1)	N/A	5	N/A
Rowland Perkins	9	2	5	5	N/A
Ron Sheardown	9	2	2	5	N/A
Timothy Haddon	4(2)	N/A	N/A	N/A	2
Daniel Carriere	4(2)	N/A	N/A	N/A	1

1.

Mr. Drescher was not a member of the Audit Committee when one of the meetings was held.

2.

There have only been four directors' meetings held since the appointment of Messrs. Haddon and Carriere to the board.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company's affairs directly and through the operation of its standing committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company's overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company's proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management's performance; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders' equity interests through the optimum utilization of the Company's capital resources.  The Board also takes responsibility for identifying the principal risks of the Company's business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company's development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company's internal control and management information systems (primarily through the Audit Committee) and for the Company's policies respecting corporate disclosure and communications.

Position Descriptions

The Board has not developed a written position for the Chair of the Board, for the Chair of any of its standing committees, or for the CEO.  To date, given the size of the Company and its stage of development, the Board does not believe that formal written position descriptions of the position of the Chair of the Board, of the Chair of each standing committee and for the CEO are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the CEO are as set forth in the existing employment agreement between the CEO and the Company, which were developed by the Board, in consultation with the CEO, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the CEO.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

At the current time, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, the Company's current mineral properties and ongoing exploration programs, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company's size and current level of operations, and the low Board turnover.  However, if the growth of the Company's operations warrants it, the Board would consider implementing a formal orientation process.

The skills and knowledge of the Board as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in the mineral exploration and mining industry and running and managing public companies in the natural resource sector, and several directors are also directors of other natural resource companies.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management's assistance.  The Company will pay the reasonable costs of attendance by directors at continuing education courses and seminars with respect to corporate governance, directors' duties and obligations and similar matters.  Board members have full access to the Company's records.  Reference is made to the table under the heading "Election of Directors" for a description of the current principal occupations of the members of the Company's Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company's business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, in September 2006 the Board adopted a "Code of Business Conduct and Ethics" for its directors, officers and employees and, in appropriate cases, consultants.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Vice-President and General Counsel to serve as the Company's Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company's outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company's most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company's Articles and the Business Corporations Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

In September, 2006, the Board also adopted a "Share Trading Policy", which prescribes rules with respect to trading in securities of the Company where there is any undisclosed material information or a pending material development.  Strict compliance with the provisions of this policy is required, with a view to enhancing investor confidence in the Company's securities and contributing to ethical business conduct by the Company's personnel.

In September, 2006, the Board also created a Sustainable Development Committee in order to reflect the Company's continuing commitment to improving the environment and ensuring that its activities are carried out in a safe, sustainable and environmentally sound manner (see "Other Board Committees" below).

Nomination of Directors

The Corporate Governance and Nominating Committee ("CGNC") of the Board (which is composed solely of independent directors) is responsible for reviewing proposals for new nominees to the Board, and conducting such background reviews, assessments, interviews and other procedures as it believes necessary to ascertain the suitability of a particular nominee.  The selection of potential nominees for review by the CGNC are generally the result of recruitment efforts by the individual Board members or the CEO, including both formal and informal discussions among Board members and with the CEO, and are usually based upon the desire to have a specific set of skills or expertise included on the Board.

The appointment of new directors (either to fill vacancies or to add additional directors as permitted by applicable corporate legislation) or the nomination for election as a director of a person not currently a director by the shareholders at an annual general meeting is carried out by the Board, based on the recommendation of the CGNC.  Once the names of any suggested nominees are provided to the CGNC, it then carries out such reviews as it determines to be appropriate (which may include interviews with the proposed nominee) to determine if the proposed nominee is an appropriate "fit" for election to the Board.  The CGNC then makes a recommendation to the full Board as to the nomination (or otherwise) of the identified individual for election as a director, for appointment as a replacement for a director who has resigned or for appointment as an additional director, as applicable.  In addition, prior to each AGM, the CGNC carries out a review of the then current board composition and makes recommendations as to the individuals (whether existing directors or non-directors) it considers should be nominated for election as a director at the upcoming AGM.

Details with respect to the mandate and powers of the CGNC are given below under "Other Board Committees".

Compensation

See "Executive Compensation" for information with respect to the Compensation Committee and the committee's approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company's governance structure.  At the present time, the Board has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Sustainable Development Committee, Mergers and Acquisitions Committee and Special Committee.

Disclosure with respect to the Audit Committee, as required by NI 52-110, is contained in Item 17 and Schedule "A" of the Company's 2010 Annual Information Form dated August 23, 2010, and with respect to the Compensation Committee is contained in the information circular to which this Schedule "A" is attached under the heading "Compensation Committee".  Details of the composition and function of the remaining standing committees of the Board is as follows:

Sustainable Development Committee ("SDC")

Anton J. Drescher (Chair)
Hendrik Van Alphen

The SDC has a written charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Company's continuing commitment to improving the environment and ensuring that its activities are carried out, and that its facilities are operated and maintained, in a safe and environmentally sound manner and reflect the ideals and principles of sustainable development.  The primary function of the SDC is to monitor, review and provide oversight with respect to the Company's policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  The SDC also advises the Board and makes recommendations for the Board's consideration regarding health, safety, community relations and environmental-related issues.

Corporate Governance and Nominating Committee ("CGNC")

Rowland Perkins (Chair)
Anton Drescher

The CGNC has a written charter.  The role of the CGNC is to (1) develop and monitor the effectiveness of the Company's system of corporate governance; (2) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (3) develop and implement orientation procedures for new directors; (4) assess the effectiveness of directors, the Board and the various committees of the Board; (5) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board and its committees; and (6) assist the Board in setting the objectives of the CEO and evaluating the performance of the CEO.

Corporate Mergers and Acquisitions Committee ("M&AC")

Steven Aaker (Chair)
Hendrik Van Alphen
Timothy Haddon
Daniel Carriere
Jeffrey Pontius (CEO – non-director)
Lawrence W. Talbot (Vice-President and General Counsel – non-director)

The M&AC was established by the Board on June 3, 2009.  The mandate of the M&AC is generally to seek out, review and assess potential merger and acquisition transactions (both corporate and property specific) for the company for presentation to the Board for consideration.  The Board determined that, in light of the success in moving forward with the Company's flagship Livengood property, it was appropriate to establish a committee (including the CEO and Vice-President & General Counsel as members) that would be in place to consider and review, on an ongoing basis, potential merger and acquisition transactions involving the Company.  The role of the M&AC is to review and assess potential merger and acquisition transactions (including those it thinks may be appropriate for the Company to initiate) and make recommendations with respect to any such transactions to the full Board.

Special Committee

Steven Aaker (Chair)
Rowland Perkins
Anton Drescher
Ronald Sheardown
Michael Bartlett

The Special Committee, which was created simply as a committee of the board excluding those directors that were connected with major shareholders (Mr. Hendrik Van Alphen as to Cardero Resource Corp. and, until his resignation in August, 2009, Mr. Benjamin Guenther as to AngloGold), was established by the Board to be in place to consider and review any expressions of interest regarding a possible offer to purchase or otherwise acquire the Company, to consider any alternative transactions, and to provide the Board with advice and recommendations relating thereto.  Any recommendations of the M&AC regarding any potential transactions identified by the M&AC are to be made, initially, directly to the Special Committee for review and evaluation prior to being proposed (if at all) to the full Board.

Assessments

The Board has traditionally monitored, but not formally assessed, its performance or the performance of individual directors or committee members or their contributions.  The CGNC has, as part of its mandate, the responsibility for producing reports with respect to performance evaluations of the CEO, the Board as a whole, the individual committees of the Board and individual directors, on an annual basis.  The CGNC is in the process of determining the appropriate processes for such evaluations, and is reviewing the processes adopted by similar sized public natural resource companies in order to assist it in this regard.